SECURITIES AND EXCHANGE COMMISSION

Washington D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 13, 2004

Date of Report (Date of earliest event reported)

JLM INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-22687	06-1163710
(Commission file number)	(IRS employer identification number)

8675 Hidden River Parkway, Tampa, FL 33637

(Address of principal executive offices)

(813) 632-3300

(Registrant’s telephone number, including area code)

Item 4.	Change in Registrant’s Certifying Accountant.

(a) On January 13, 2004, JLM Industries, Inc. (the “Company”) dismissed Ernst & Young LLP (“E&Y”) as its independent accountants. The decision was approved by the Audit Committee of the Company.

The reports of E&Y on the financial statements of the Company for fiscal years ended December 31, 2001 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the Company’s fiscal years ended December 31, 2001 and December 31, 2002 and through January 13, 2004, there was no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject of that disagreement in its reports on the Company’s financial statements for those fiscal periods. The Company requested that E&Y furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether or not it agrees with the statements in this Item 4(a). A copy of the letter furnished by E&Y in response to that request, dated January 16, 2004, is filed as Exhibit 16.1 to this Form 8-K.

(b) On January 13, 2004, our board of directors approved the appointment of Grant Thornton LLP (“Grant”) as the Company’s new independent accountants. During the two most recent fiscal years and the interim period preceding the appointment of Grant, the Company has not consulted with Grant regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report or oral advice was provided to the Company by Grant that Grant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or “reportable event,” as those terms are used in Item 304(a)(1) of Regulation S-K and the related instructions to Item 304 of Regulation S-K.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is being filed by the Company as an Exhibit to this report.

Exhibits
16.1	Letter from Ernst & Young LLP dated January 16, 2004 regarding change in certifying accountant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JLM INDUSTRIES, INC. (Registrant)

By:	/s/ Michael Molina

Michael Molina Vice President and Chief Financial Officer

Dated: January 16, 2004

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EXHIBIT INDEX

Exhibit No.	Document
16.1	Letter from Ernst & Young LLP dated January 16, 2004 regarding change in certifying accountant.

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